Exhibit 99.1
     NEWS RELEASE

CONTACTS:	R. Jeffrey Williams	Gene Marbach
	O’Charley’s Inc.	Investor Relations
	(615) 782-8982	Makovsky + Company
	jwilliams@ocharleys.com	(212) 508-9600
gmarbach@makovsky.com
O’CHARLEY’S INC. ANNOUNCES RESIGNATION
OF CHIEF FINANCIAL OFFICER
NASHVILLE, Tenn. (December 16, 2010) — O’Charley’s Inc. (Nasdaq: CHUX) today announced that Lawrence E. Hyatt has resigned as chief financial officer and treasurer effective at the end of fiscal 2010, to accept a position with another company. R. Jeffrey Williams, the Company’s chief accounting officer and corporate controller will serve as interim CFO and treasurer. The Company plans to conduct a search for a new CFO and treasurer, and expects Mr. Williams to be a candidate.
“We appreciate all of Larry’s contributions during his six years as CFO of O’Charley’s Inc.,” said David W. Head, the Company’s president and chief executive officer. “We wish him all the best in the future, and look forward to working with him during the transition. Jeff Williams is in his 10th year of service with the Company and has held positions of increasing responsibility since he arrived. He has led our highly talented accounting and finance teams to a strong level of performance. I know that he will approach this opportunity with great enthusiasm and I look forward to working with him as he assumes his new responsibilities.”
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company. The Company operates or franchises a total of 348 restaurants under three brands: O’Charley’s, Ninety Nine Restaurants, and Stoney River Legendary Steaks. The O’Charley’s concept includes 230 restaurants in 19 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 9 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine Restaurants in 107 locations throughout New England and Upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.